Exhibit 10.1
MEMORANDUM OF UNDERSTANDING
     The undersigned parties to certain actions filed in the Court of Chancery of the State of Delaware (“Court”), entitled Peter Brinckerhoff v. Texas Eastern Products Pipeline Company, LLC, et al., Civil Action No. 2427-VCL, and In re Texas Eastern Products Pipeline Company, LLC, Merger Litigation, Civil Action No. 4548-VCL (the “Actions”), have reached an agreement in principle providing for the settlement of the Actions on the terms and subject to the conditions set forth below.
     WHEREAS, on September 18, 2006, Peter Brinckerhoff (“Brinckerhoff” or “Derivative Plaintiff”) filed a derivative and class action complaint in the Delaware Court of Chancery challenging certain transactions entered into between affiliates of nominal defendant TEPPCO Partners, L.P. (“TEPPCO”) and Enterprise Products Partners, L.P. (“EPD”) and certain proxy disclosures of TEPPCO (the “Derivative Action”); and
     WHEREAS, Derivative Plaintiff held more than 40,000 TEPPCO units; and
     WHEREAS, on September 22, 2006, Derivative Plaintiff filed an initial document request and a motion to expedite and requested that the Court set a hearing for a preliminary injunction; and
     WHEREAS, in response to the litigation, on October 5, 2006, TEPPCO filed an 8-K containing supplemental disclosures with respect to its proxy solicitation; and
     WHEREAS, on November 17, 2006, all defendants except the nominal defendant moved to dismiss the complaint in its entirety; and
     WHEREAS, on July 12, 2007, Derivative Plaintiff filed an Amended Class and Derivative Complaint (the “Amended Complaint”); and

     WHEREAS, on September 28, 2007, defendants moved to dismiss Count III of the Amended Complaint, which constituted Derivative Plaintiff’s class action claims related to TEPPCO’s proxy solicitation, and certain defendants moved to dismiss Count I of the Amended Complaint as against them related to the transactions between affiliates of TEPPCO and EPD; and
     WHEREAS, during the pendency of the motions to dismiss, Derivative Plaintiff voluntarily dismissed claims relating to a certain transaction against defendant Thompson; and
     WHEREAS, after briefing and oral argument on the motions to dismiss, the Court issued a Memorandum Opinion on November 15, 2008, dismissing Count III of the Amended Complaint, but denying the motions to dismiss Count I of the Amended Complaint; and
     WHEREAS, during the pendency of the motion to dismiss and following the Court’s decision, the Derivative Plaintiff conducted extensive discovery on the derivative claims contained in Counts I and II of the Amended Complaint; and
     WHEREAS, Derivative Plaintiff served four combined interrogatories and document requests on defendants, subpoenaed six third party witnesses, including Merrill Lynch, Pierce, Fenner & Smith, Inc., Goldman, Sachs & Co., EnCana Oil & Gas (USA), Inc., and Simmons & Company, International; reviewed over five hundred thousand pages of documents produced by defendants and third parties; identified and provided to defendants more than 650 exhibits to be potentially used at depositions; deposed the Chairman of TEPPCO’s Special Committee, a representative of one financial advisor to the Committee, a senior Vice President of TEPPCO and Enterprise, and TEPPCO’s Director of Development and TEPPCO’s Chief Financial Officer; and
     WHEREAS, Derivative Plaintiff began depositions in November 2008 and took depositions in Maryland and Texas through January 2009. Also, in January 2009, Derivative

Plaintiff’s counsel agreed with defendants’ counsel and various third parties to schedule thirteen (13) additional depositions in Texas, New York, Colorado and California so that all depositions would be completed prior to the discovery cut-off of April 30, 2009; and
     WHEREAS, Derivative Plaintiff’s counsel represents that they consulted with numerous experts, retained five experts in the fields of oil and gas, natural gas liquids, financial analysis, mergers, acquisitions and fairness opinions, and Master Limited Partnerships; and
     WHEREAS, in late January 2009, the parties agreed to mediation before one of the members of the Delaware Chancery Court pursuant to Chancery Rule 174. Vice Chancellor Lamb consented to joint requests that discovery be stayed for ninety (90) days, and Vice Chancellor Strine agreed to act as mediator. Mediation was set for April 16, 2009, and Vice Chancellor Strine ordered the parties to submit simultaneous opening and answering mediation briefs; and
     WHEREAS, Derivative Plaintiff submitted mediation briefs together with attached expert reports of two financial experts. Derivative Plaintiff’s experts valued the derivative claims at approximately $700 million and, on a disgorgement of profits basis, at more than one billion dollars; and
     WHEREAS, defendants submitted mediation briefs together with attached expert reports and argued that the derivative claims had no value, including that under the TEPPCO Partnership Agreement, TEPPCO’s General Partner could engage in asset sales and joint ventures, including conflict of interest transactions, in its “sole discretion;” and
     WHEREAS, in early April 2009, defendants’ counsel advised the Derivative Plaintiff’s counsel of a possible merger transaction between EPD and TEPPCO and that, if such merger occurred, it might lead to a potential resolution of the Derivative Action. The parties agreed that the mediation be adjourned for sixty days; and
     WHEREAS, on or about April 29, 2009, TEPPCO announced that it had received a proposal from EPD dated March 9, 2009 for the acquisition by EPD of all of TEPPCO’s outstanding limited partnership units in exchange for $1.00 per unit and 1.043 EPD units (the “Merger Proposal”), which represented at the time $21.89 per TEPPCO unit, and that the Special Committee had rejected the proposal as inadequate; and
     WHEREAS, Derivative Plaintiff’s counsel represents that following that announcement, along with Derivative Plaintiff, they reviewed analyst reports concerning the proposal and saw no analyst report projecting more than a 10% increase in the deal; and
     WHEREAS, on April 29, 2009, Brinckerhoff filed a class action complaint in the Delaware Court of Chancery challenging the fairness of the offer; and
     WHEREAS, on April 29, 2009, Renee Horowitz (together with Brinckerhoff, “Plaintiffs”) filed a class action complaint in the Delaware Court of Chancery challenging the fairness of the offer, which action was consolidated into the new Brinckerhoff action on May 11, 2009, entitled Texas Eastern Products Pipeline Company, LLC, Merger Litigation, C.A. No. 4548-VCL (the “Class Action”); and
     WHEREAS, on May 11, 2009, the law firm of Bragar Wexler Eagel & Squire, P.C. was designated as Plaintiffs’ Lead Counsel in the Class Action and the law firm of Rosenthal, Monhait & Goddess, P.A., was designated as Delaware Liaison Counsel for Plaintiffs; and
     WHEREAS, the Audit, Conflicts and Governance Committee of the board of directors of TEPPCO’s general partner appointed a special committee comprised of independent directors (the “Special Committee”) to consider the Merger Proposal. The Special Committee was comprised of a TEPPCO director who joined the TEPPCO GP Board more than a year after the

Derivative Action had been filed, and was joined by two new directors named to the TEPPCO’s GP Board in April 2009; and
     WHEREAS, the Special Committee retained independent legal and financial advisors; and

     WHEREAS, in early May, 2009, Derivative Plaintiff was invited to make a presentation on the merits of the Derivative Action to the Special Committee and its advisors in Houston. Derivative Plaintiff’s attorneys prepared a memorandum, charting from the mediation memoranda Derivative Plaintiff’s arguments, defendants’ responses, and Derivative Plaintiff’s reply. Also, for the Special Committee, Derivative Plaintiff’s counsel prepared a power point presentation summarizing the applicable contractual standards, evidence of liability and damages. Derivative Plaintiff’s counsel also circulated copies of and included in the presentation, about 20 of the most important exhibits marked in discovery. Derivative Plaintiff’s experts also prepared reply expert reports to respond to defendants’ expert report that defendants had submitted with their mediation answering memorandum. Derivative Plaintiff, five of his attorneys, together with three of Derivative Plaintiff’s attorneys’ experts, participated in the presentation to the Special Committee. All members of the Special Committee, their counsel, and Delaware counsel, and financial experts, listened to the presentation for about three hours, and posed questions to Derivative Plaintiff’s attorneys and their experts. The Special Committee requested, and Derivative Plaintiff’s team provided, a “bottom line” estimate of the value of the Derivative Action; and
     WHEREAS, defendants represent that the Special Committee and its advisors conducted extensive negotiations with EPD; and
     WHEREAS, from and after May 2009, Derivative Plaintiff’s counsel and the

Special Committee’s counsel were in regular communication. In discussions with counsel for the Special Committee, Derivative Plaintiff’s counsel repeatedly urged that if the Special Committee concluded that EPD refused to pay fair consideration for the Derivative Action, TEPPCO, prior to the merger, should transfer TEPPCO’s claim to a litigation trust; and
     WHEREAS, on June 17, 2009, the Special Committee and its counsel engaged in a lengthy telephone discussion with the Derivative Plaintiff and Plaintiffs’ counsel concerning the terms of, and the history of the negotiations for, the proposed merger. Derivative Plaintiff requested that the Special Committee request that EPD increase the distributions to be made on EPD units; the Special Committee requested that EPD increase the distributions to be made on EPD units, and EPD agreed to make certain representations regarding proposed distributions following the merger; and
     WHEREAS, on June 19, 2009, Plaintiffs authorized their attorneys to sign an MOU, subject to the results of confirmatory discovery. Prior to signing this MOU, Plaintiffs’ attorneys arranged for one of their experts to examine certain financial materials prepared for the Special Committee and to report whether, on a preliminary basis, the merger consideration appeared fair; and
     WHEREAS, TEPPCO and EPD have agreed on the terms of an acquisition by EPD of all of the outstanding limited partnership units of TEPPCO as set forth below (the “Merger”); and
     WHEREAS, the Derivative Action was considered by the Special Committee to be a significant asset of TEPPCO for which fair value was sought and obtained in the merger consideration. During the negotiations, the Special Committee advised EPD that EPD had not sufficiently valued the Derivative Action and, thereafter, EPD increased the Merger consideration; and
     WHEREAS, subject to market conditions, EPD expects to be able to continue its practice of increasing its distribution each quarter through 2011 by the higher of $0.0075 ($0.03 annualized) per common unit or 1.25% (5% annualized); and
     WHEREAS, each defendant denies having committed or having attempted to commit any violation of law or breach of duty, or otherwise having acted in any improper manner; and
     WHEREAS, counsel for the parties have engaged in arm’s-length negotiations concerning a possible settlement of the Actions; and
     WHEREAS, counsel for Plaintiffs intend to apply for an award of fees and reimbursement of expenses in connection with the Actions based upon the value of the benefits the Derivative Action provided to TEPPCO. In his retainer with Derivative Plaintiff’s attorneys, Derivative Plaintiff agreed that such attorneys could apply to the Court for an award of thirty percent of the benefit obtained plus reimbursement of expenses; and
     NOW, THEREFORE, the aforesaid negotiations between the parties having resulted in an agreement in principle providing for the settlement of the Actions on the terms and conditions set forth below (the “Settlement”):
     1. Merger Consideration and Vote. EPD will, in the Merger, exchange 1.24 EPD Common Units for each outstanding limited partnership unit of TEPPCO (the “Merger Consideration”), other than the Designated TEPPCO Common Units defined below. Further, one or more privately-held affiliates of EPCO shall receive in the Merger in exchange for 3,645,509 limited partnership units of TEPPCO held by such affiliate or affiliates (“Designated TEPPCO

Common Units”) 4,520,431 Class B units of EPD, which Class B units, by their terms, will receive no cash distributions for sixteen quarters following the closing date of the Merger. The board of directors of TEPPCO’s general partner shall recommend to TEPPCO’s unitholders that they approve the Merger and shall take all necessary steps to seek unitholder approval as soon as practicable, including providing proxy materials to TEPPCO’s unitholders, which shall include a description of the Settlement, and scheduling a unitholder vote. Approval of the Merger shall require, in addition to votes required under the TEPPCO partnership agreement, the affirmative vote of at least a majority of the votes cast by the holders of outstanding limited partnership units of TEPPCO, excluding those held by defendants to the Derivative Action and their affiliates.
     2. The Derivative Action was considered by the Special Committee to be a significant asset of TEPPCO for which fair value was sought and obtained in the merger consideration. The derivative claims and the presentation by Derivative Plaintiff, his counsel and their experts provided substantial assistance to the Special Committee in negotiating the increase in the merger consideration. During the negotiations, the Special Committee advised EPD that EPD had not sufficiently valued the Derivative Action and, thereafter, EPD increased the Merger consideration.
     3. The parties to the Actions will, within thirty (30) days from the date of this MOU, in good faith attempt to agree upon and execute an appropriate Stipulation of Settlement (the “Stipulation”) and such other documentation as may be required to obtain final Court approval of the Settlement, and the dismissal of the Actions upon the terms outlined in this Memorandum of Understanding (collectively, the “Settlement Documents”).
          The Stipulation of Settlement shall provide, among other things:

          a. for the conditional certification of the Class Action, for settlement purposes only, as a class action pursuant to Chancery Court Rules 23 (b)(1) and (b)(2) on behalf of a class consisting of all record and beneficial owners of limited partnership units of TEPPCO during the period beginning on and including the close of business on March 9, 2009 (the date of the initial Merger Proposal) through and including the date of the closing of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the “Class”);
          b. for the complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Class Action or Derivative Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, TEPPCO and TEPPCO’s unitholders that owned securities of TEPPCO continuously from the time the claims in the Derivative Action arose through to the present, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against defendants (or any one of them) in the Actions or any of their families, parent entities, associates, affiliates, or subsidiaries and each and all of their respective past, present or future officers, directors, unitholders, partners, members, representatives, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the “Released Persons”) which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related to, the Class Action or Derivative Action, or any allegations in the complaints or amended complaints in the Actions, to the Merger or the consideration or implementation of the Merger, or to any proxy statement, any supplement thereto, or any disclosures contained therein issued in connection with the Merger (provided that plaintiffs are provided with a draft of the proxy statement and the opportunity to comment on any proposed disclosures) (the “Settled Claims”), provided however, that Settled Claims shall not include any claims to enforce the Settlement;
          c. for the release by defendants of each other defendant of any legal or equitable claims or rights of recovery from the other defendants related to the Actions, whether arising under 10 Del. C. § 6301, et. seq., or otherwise, excepting only such claims for advancement and/or indemnification for attorneys’ fees and expenses as any individual defendant may have;
          d. that in the event the Merger is not consummated or the settlement does not become final for any reason the parties will be placed in the positions they held on June 22, 2009, and the defendants reserve the right to oppose certification of the Class in future proceedings; and

          e. that defendants have denied and continue to deny they have committed or attempted to commit any violations of law or breached any duty owed to TEPPCO or its unitholders.
     4. Pending final approval of this Settlement, Plaintiffs and their counsel will not file any motion for a preliminary injunction or other interim equitable relief relating to the Merger. All proceedings in the Actions shall be stayed except as provided in this agreement.
     5. Plaintiffs and defendants shall agree on the terms of a proposed Notice of the Proposed Settlement, which shall be provided to TEPPCO unitholders by TEPPCO at its expense. This requirement shall be satisfied via a notice of settlement which will be printed and mailed by defendants, at TEPPCO’s expense, to all unitholders of TEPPCO pursuant to Chancery Court Rules 23(e) and 23.1(c).
     6. Plaintiffs’ agreement to settle the Derivative Action and the Merger Litigation, including their agreement to the fairness of the proposed terms and process of the Merger negotiations, shall be subject to confirmatory discovery following the execution of this MOU and proposed Merger agreement, including appropriate document and deposition discovery.
     7. This settlement is subject to: (a) the drafting and execution of the Settlement Documents; (b) satisfactory confirmatory discovery confirming the fairness of the merger, (c) approval of the Court and the mailing of a Notice of Settlement which sets forth the terms of the settlement to TEPPCO unitholders; (d) consummation of the Merger; and (e) final Court certification of the Class, approval of the Settlement, and dismissal of the Actions with prejudice and without awarding costs to any party except as determined in paragraph 9. This Memorandum of Understanding shall be null and void and of no force and effect should any of the conditions set forth herein not be met; in such event, this Memorandum of Understanding shall not be deemed to prejudice in any way the positions of the parties with respect to the Actions nor to entitle any party to the recovery of costs and expenses intended to implement this Memorandum of Understanding (except as provided in paragraph 5 hereof for the costs of notice).
     8. The Stipulation of Settlement shall provide a statement that (i) the release contemplated by the stipulation shall extend to the claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties decision to enter into the release, (ii) the Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, and (iii) the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.
     9. Plaintiffs and their counsel intend to petition the Court for a reasonable award of reasonable fees, reimbursement of reasonable expenses, and a special award for plaintiffs, in connection with the Actions (the “Fee Application”). The parties in the Actions shall negotiate in good faith the amount of the Fee Application. Defendants in the Actions reserve all rights to oppose the Fee Application. Final resolution by the Court of the Fee Application shall not be a precondition to the dismissal of the Actions in accordance with the Stipulation, and the Stipulation shall provide that the Fee Application may be considered separately from the proposed Settlement of the Actions. Fees and expenses awarded by the Court in the Actions to Plaintiffs’ counsel in the Actions shall be paid by TEPPCO and/or any insurer for any of the Defendants within ten (10) business days after the later of (1) fulfillment of all of the conditions to the Settlement or (2) the date of the Court’s order approving the Fee Application.
     10. While retaining their right to deny liability, the Actions are being settled voluntarily by defendants after consultation with competent legal counsel. The releases between the parties will include releases of all counsel in the Actions.
     11. The parties agree to take all reasonable and necessary steps to expeditiously implement the terms of this agreement and to complete the Settlement.

ROSENTHAL, MONHAIT & GODDESS, P.A.	MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Joseph A. Rosenthal Joseph A. Rosenthal (#234)	/s/ A. Gilchrist Sparks, III A. Gilchrist Sparks, III (#467)
Norman M. Monhait (#1040)	William M. Lafferty (#2755)
919 Market Street, Suite 1401	Thomas W. Briggs, Jr. (#4076)
P.O. Box 1070	1201 North Market Street
Wilmington, DE 19899	P.O. Box 1347
(302) 656-4433	Wilmington, DE 19899
Attorneys for Peter Brinckerhoff	(302) 658-9200
and Renee Horowitz	Attorneys for Defendants Enterprise Products Partners, L.P., Enterprise Products GP, LLC, W. Randall Fowler, Michael A. Creel and Richard H. Bachmann

PROCTOR HEYMAN, LLP	RICHARDS LAYTON & FINGER, P.A.

/s/ Vernon R. Proctor Vernon R. Proctor (#1019)	/s/ Gregory P. Williams Gregory P. Williams (#2168)
Kurt M. Heyman (#3054)	Anne C. Foster (#2513)
1116 West Street	Rudolf Koch (#4947)
Wilmington, DE 19801	Jennifer J. Veet (#4929)
(302) 472-7300	One Rodney Square
Attorneys for Nominal Defendant	920 North King Street
TEPPCO Partners, L.P.	Wilmington, DE 19801
(302) 651-7700
Attorneys for Defendants Richard S. Snell, Michael B. Bracy, Murray H. Hutchison, Jerry E. Thompson and Texas Eastern Products Pipeline Company, LLC

Dated: 06/28/09

ASHBY & GEDDES	POTTER ANDERSON & CORROON LLP

/s/ Lawrence C. Ashby Lawrence C. Ashby (#468)	/s/ Donald J. Wolfe, Jr. Donald J. Wolfe, Jr. (#285)
Richard D. Heins (#3000)	Brian C. Ralston (#3770)
Richard L. Renck (#3893)	1313 N. Market Street
500 Delaware Avenue, 8th Floor	P.O. Box 951
P. O. Box 1150	Wilmington, DE 19899-0951
Wilmington, DE 19899-1150	(302) 984-6015
(302) 654-1888	Attorneys for Defendants Donald H. Daigle, Duke R. Ligon and Irvin Toole, Jr.
Attorneys for Defendants Dan L. Duncan and EPCO, Inc.

Dated: 06/28/09

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